AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2006
REGISTRATION NO. 333-39094

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Elephant Talk Communications, Inc.
(Exact name of Registrant as specified in its charter)

California	95-4557538
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

438 East Katella Avenue, Suite 217
Orange, California 92867
(Address of Principal Executive Offices, including ZIP Code)

2006 Non-Qualified Stock and Option Compensation Plan
(Full title of the plan)

Manu Ohri
438 East Katella Avenue, Suite 217
Orange, California 92867
(Name and address of agent for service)

(714) 288-1570
(Telephone number, including area code, of agent for service)

Harold H. Martin, Esq.
Martin & Pritchett, P.A.
17115 Kenton Place, Suite 202A
Cornelius, North Carolina 28031
(Communications To)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.001 par value, common stock	15,000,000	$0.15 (1)	$2,250,000	$285.07

$.001 par value, common stock underlying options	10,000,000	$0.15 (1)	$1,500,000	$189.90

TOTALS	25,000,000	$0.15 (1)	$3,750,000	$474.97

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of July 20, 2006.

PROSPECTUS

Elephant Talk Communications, Inc.

25,000,000 Shares Of Common Stock

This prospectus relates to the offer and sale by Elephant Talk Communications, Inc., a California corporation (“ETLK”), of shares of its common stock, no par value, to employees, directors, officers, consultants, advisors and other persons associated with ETLK pursuant to the 2006 Non-Qualified Stock and Option Compensation Plan (the “Stock Plan”). Pursuant to the Stock Plan, ETLK is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 15,000,000 shares of common stock and 10,000,000 shares of common stock underlying options.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of ETLK within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of ETLK or any one of its subsidiaries. An “affiliate” of ETLK is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The common stock is traded on the OTC Bulletin Board under the symbol “ETLK.”

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is July 20, 2006

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by ETLK with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Elephant Talk Communications, Inc., 438 East Katella Avenue, Suite 217, Orange, California 92867. ETLK’s telephone number is (714) 288-1570.

ETLK is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by ETLK under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 100, F Street, N.E., Washington, DC 20549. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by ETLK. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of ETLK since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. The Plan Information

The Company

Elephant Talk Communications, Inc. has its principal executive offices at 438 Katella Avenue, Suite 217, Orange, California 92867. ETLK's telephone number is (714) 288-1570.

Purpose

ETLK will issue common stock and common stock upon exercise of options to employees, directors, officers, consultants, advisors and other persons associated with ETLK pursuant to the Stock Plan, which has been approved by the Board of Directors of ETLK. The Stock Plan is intended to provide a method whereby ETLK may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in ETLK’s business and future prosperity, thereby advancing the interests of ETLK and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of 25,000,000 shares of the common stock to certain of the above-mentioned persons upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his/her tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by ETLK for federal income tax purposes in the taxable year of ETLK during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of ETLK acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to ETLK Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. ETLK has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Elephant Talk Communications, Inc., at its principal executive offices at 438 Katella Avenue, Suite 217, Orange, California 92867, where its telephone number is (714) 288-1570.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by Elephant Talk Communications, Inc., a California corporation (the "Company"), are incorporated herein by reference:

a.	The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission;
b.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2005; and
c.
All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Martin & Pritchett, P.A., has rendered an opinion on the validity of the securities being registered. Neither Mr. Martin nor Martin & Pritchett, P.A. has any interest in the common stock of ETLK.

Item 6. Indemnification of Directors, Officers, Employees and Agents; Insurance

A California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

A California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. A true and complete copy of Section 317(b) and 317(c) of the California Corporations Code that addresses indemnification of agents of a California corporation is attached as Exhibit 99.1 hereto.

The effect of the above provisions may be to eliminate the rights of ETLK and its stockholders (through stockholder derivative suits on behalf of ETLK) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty.

ETLK does not carry director and officer liability insurance, which would cover, under certain circumstances, liability for acts or omissions under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

5.1	Legal opinion of the Martin & Pritchett, P.A.

10.1	2006 Non-Qualified Stock and Option Compensation Plan

23.1	Consent of Martin & Pritchett, P.A.

23.2	Consent of Jimmy C.H. Cheung & Co., independent public accountants

99	Sections 317(b) and 317(c) of the California Corporations Code addressing indemnification

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

             (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Hong Kong SAR of the People’s Republic of China on July 20, 2006.

Elephant Talk Communications, Inc.
(Registrant)

/s/ Russelle Choi
Russelle Choi
President, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Russelle Choi Russelle Choi	President and Director	July 20, 2006

/s/ Manu Ohri Manu Ohri	Chief Financial Officer and Director	July 20, 2006

/s/ Jim Wang Jim Wang	Director	July 20, 2006

/s/ Francis Lim Francis Lim	Director	July 20, 2006

/s/ Pius Lam Pius Lam	Director	July 20, 2006

INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of the Martin & Pritchett, P.A.

10.1	2006 Non-Qualified Stock and Option Compensation Plan

23.1	Consent of Martin & Pritchett, P.A.

23.2	Consent of Jimmy C.H. Cheung & Co., independent public accountants

99	Sections 317(b) and 317(c) of the California Corporations Code addressing indemnification